GLOBAL GOLD CORPORATION

    GLOBAL GOLD ACQUIRES OPTION ON ADDITIONAL URANIUM TARGETS IN NEWFOUNDLAND



Greenwich, CT--April 13, 2007 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) today announced its option agreement on the Cochrane Pond uranium target in the Province of Newfoundland and Labrador. The agreement is between Global's wholly owned subsidiary, Global Gold Uranium LLC (Global Gold Uranium), Commander Resources Ltd., and Bayswater Uranium Corp.

The Cochrane Pond property consists of 2,600 claims within 61,000 hectares (approximately 150,708 acres). The claims were staked in early 2006 based upon favorable geology following discovery of uranium potential nearby. The property is located in the southeast of Newfoundland, and a map showing the location is available on the Global Gold website.

Under the option terms, Global Gold Uranium may earn a 51% equity interest over a period of four years in Cochrane Pond Property by completing:

     1.   Cash payments of US $700,000 over four year period.
     2. Share issuance of 350,000 shares of Global Gold Corporation; 50% each to Commander and Bayswater over a four year period.
     3.   Property expenditures over four year period of C$3.5 million.

Upon Global Gold Uranium vesting 51% in the Property, Global Gold Uranium may elect to increase its equity position to 60% by either:

     a. Additional property expenditures of C$2.0 million over the following consecutive two years, or
     b. Delivering a feasibility study on the Property over the following consecutive three years.

Once Global Gold Uranium has vested the Second Stage, a joint venture will be formed, 60% as to Global Gold Uranium and 40% as to Commander and Bayswater. The project will be funded pro-rata by parties according to their retained interest. If either Global Gold Uranium's or the Commander/Bayswater interest is diluted below 10%, that party's interest will convert to a royalty.

Either party may, at any time up to the commencement of commercial production, elect to convert their respective interest to a 2% gross uranium sales royalty in the case of a uranium deposit or a 2% NSR in the case of a non-uranium deposit. In either case, 50% of the royalty obligation may be purchased at any time prior to commercial production for a $1,000,000 cash payment.

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Global Gold Uranium, a wholly owned subsidiary of Global Gold Corp., is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador. Global Gold Uranium is also commencing an exploration program this season at its Grand Lake and Shallow Lake Uranium prospects in Labrador. Exploration of the company's uranium projects is being managed by Hrayr Agnerian, Senior Vice President and Ted Urquhart, Vice President, both seasoned uranium experts.

Global Gold Corp. is an international gold mining, development and exploration company with mining properties in Chile and Armenia. To date, Global Gold has focused it activities in Armenia at Tukhmanuk, Hankavan and surrounding areas in the North Central Armenian belt. Global Gold is also conducting exploration at it Marjan and Getik properties, and has a twenty percent participation right in any new exploration undertaken in Armenia by Sterlite Gold Limited or its successors. Recently, Vedanta Resources announced that it has taken control of Sterlite. The company has offices in Greenwich, CT, Santiago, Chile, and Yerevan, Armenia. More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

     Contact Information:
     Van Z. Krikorian, Chairman & CEO
     Michael T. Mason, President & COO
     203-422-2300

     Andrew Barwicki, Investor Relations
     203-422-2320